UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 5, 2014

1-12340

(Commission File Number)

GREEN MOUNTAIN COFFEE ROASTERS, INC.

(Exact name of registrant as specified in its charter)

Delaware	03-0339228
(Jurisdiction of Incorporation)	(IRS Employer Identification Number)

33 Coffee Lane, Waterbury, Vermont 05676

(Address of registrant’s principal executive office)

(802) 244-5621

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 5, 2014, Green Mountain Coffee Roasters, Inc., a Delaware corporation (“GMCR” or the “Company”), and Atlantic Industries, a company incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of The Coca-Cola Company, a Delaware corporation (“Coca-Cola”), entered into a Common Stock Purchase Agreement (the “SPA”). Pursuant to the terms of the SPA, GMCR has agreed to sell to Atlantic Industries, and Atlantic Industries has agreed to purchase from GMCR, 16,684,139 shares of common stock, par value $0.10 per share (“Common Stock”) of the Company (the “Shares”) at a purchase price per Share equal to $74.98, which was the volume-weighted average price of the Common Stock as reported by Bloomberg for the 50 business days before the signing of the SPA. The SPA contains a three year standstill period (the “Standstill Period”), during which Coca-Cola and its affiliates will generally be prohibited from increasing their ownership of Common Stock or making any proposals or announcements relating to extraordinary Company transactions. The standstill is subject to certain exceptions, including Coca-Cola’s and its affiliates right to purchase additional shares of Common Stock up to an aggregate of 16.0% of the Company’s outstanding shares (the “Additional Shares”) in the open market or in privately negotiated transactions.

The SPA provides for certain additional rights and obligations of the parties, including: for Coca-Cola’s right, from and after July 1, 2014 and subject to certain conditions (including that Coca-Cola or its affiliates continues to own 100% of the Shares), to a board observer; transfer restrictions, whereby Atlantic Industries has agreed, subject to certain exceptions, that it will not, directly or indirectly, sell, assign, pledge, hypothecate or otherwise transfer the Shares or Additional Shares during the Standstill Period; preemptive rights; registration rights; and certain hedging restrictions.

The closing of the issuance of the Shares is subject to the commercial agreement entered into by GMCR and Coca-Cola on February 5, 2014 (the “Commercial Agreement”) remaining in full force and effect, as well as customary closing conditions, including relevant regulatory approvals.  The aggregate gross proceeds from the sale of the Shares is expected to be approximately $1.25 billion.

Concurrently with the execution of the SPA, the Company, Coca-Cola and Atlantic Industries entered into a Letter Agreement pursuant to which Coca-Cola agreed to be bound by certain provisions of the SPA relating to public disclosure, confidentiality, consents and filings, transfer restrictions, and the standstill, as if it were a party thereto.  Under the terms of the Letter Agreement, Coca-Cola also guaranteed the obligations of Atlantic Industries under the SPA.

On February 5, 2014 GMCR issued a press release announcing the private placement and entry into the Commercial Agreement, which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The description of the SPA and the Letter Agreement above are qualified in their entirety by reference to the full text of the SPA and the Letter Agreement filed as Exhibits 10.1 and 10.2 hereto, respectively, which are incorporated herein by reference.  The SPA has been included as an exhibit to this Current Report on Form 8-K (this “Current Report”) to provide investors and security holders with information regarding its terms and conditions.  It is not intended to provide any financial or other information about the parties to the SPA or their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the SPA are made only for purposes of that agreement and as of specific dates, are solely for the benefit of the parties to the SPA, may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the parties that differ from those applicable to investors.  Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of the parties to the SPA or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the SPA, and such subsequent information may not be fully reflected in public disclosures by the parties to the SPA.

Item 3.02 Sale of Unregistered Securities.

The information set forth in Item 1.01 of this Current Report is hereby incorporated by reference in this Item 3.02. Exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), for the sale of the shares to Atlantic Industries is based on Section 4(2) of the Securities Act.  Atlantic Industries is an “accredited investor” as such term is defined in Regulation D as promulgated under the Securities Act.

Item 9.01            Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description

10.1	Common Stock Purchase Agreement, dated as of February 5, 2014, by and between Green Mountain Coffee Roasters, Inc. and Atlantic Industries.

10.2	Letter Agreement, dated as of February 5, 2014, by and between Green Mountain Coffee Roasters, Inc., The Coca-Cola Company, and Atlantic Industries.

99.1	Press release issued on February 5, 2014 announcing the entry into the SPA and Commercial Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREEN MOUNTAIN COFFEE ROASTERS, INC.

By:	/s/ Frances G. Rathke
Frances G. Rathke Chief Financial Officer and Treasurer

Date: February 5, 2014

Index to Exhibits

Exhibit No.	Description

10.1	Common Stock Purchase Agreement, dated as of February 5, 2014, by and between Green Mountain Coffee Roasters, Inc. and Atlantic Industries.

10.2	Letter Agreement, dated as of February 5, 2014, by and between Green Mountain Coffee Roasters, Inc., The Coca-Cola Company, and Atlantic Industries.

99.1	Press release issued on February 5, 2014 announcing entry into the SPA and Commercial Agreement.